EXHIBIT 99.2

To 8-K dated April 25, 2006

Seacoast Banking Corporation of Florida

April 26, 2006

10 am Eastern Time

Operator:

Good morning ladies and gentlemen and welcome to the First Quarter Earnings Release Conference Call.  At this time, all participants are in a listen-only mode.  Later we will conduct a question and answer session.  Please note this conference is being recorded.  I would now like to turn the call over to Mr. Dennis Hudson.  Mr. Hudson, you may begin.

Dennis Hudson:

Thank you very much and welcome to Seacoast’s First Quarter 2006 Earnings Conference Call.  Before we begin, I would like to direct your attention to the statement contained at the end of our press release regarding forward statements.  During this call, we may be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act.  Accordingly, our comments are intended to be covered within the meaning of Section 27A of that Act.  We have also posted a few slides on our website that we will be referring to in our comments.  Please feel free at this time to visit www.seacoastbanking.net and click on “Presentations” at the bottom of the Investor Relations listing to view the slides as we continue with our comments.

With me today is Bill Hahl, our Chief Financial Officer, as well as Doug Gilbert, our President and Chief Credit Officer, and Jean Strickland, Chief Operating Officer [of First National Bank].  All of us will be available to answer questions following our prepared remarks.  Seacoast again reported record-breaking earnings for the quarter of $5.9 million or $0.34 per diluted share.  This represents a 36 percent growth in per share earnings over the prior year.  Cash operating earnings were up 40.6 percent over last year and, on a per-share basis, were up 25.9 percent over the same period.

As with the past several quarters, we saw a continuation of our margin expansion.  This was driven by strong loan growth and low-cost deposit funding.  In fact, our net interest margin grew to 4.16 percent during the quarter, up from 3.9 percent a year ago and 4.11 percent in the immediately preceding quarter.  As we stated last quarter, margin improvement continues to be driven by three things:  first, we continue to fund loan growth with excess liquidity; second, we continue our relentless focus on our long-term strategy of building relationships in order to build deposits.  I will pause for a second here and remind all of you that core deposits have gotten a lot more valuable in the last year or so.  The third factor affecting our margin expansion has been our substantial improvement in asset sensitivity over the past year and a half or so.  Our solid loan growth evidenced throughout last year continued in all of our markets, while our deposit growth this past quarter was, on the whole, strong in our newer market areas, particularly Orlando.  Deposit growth in our Treasure Coast markets were impacted this quarter by seasonal factors, as well as some run-off of excess deposit growth we felt in 2004 and 2005 after the impacts of several hurricanes.

This quarter also marked the one-year anniversary of our combination with Century National Bank in Orlando.  President Mike Sheffey and his team in Orlando have produced very strong performance all year with deposit growth since the acquisition of over 20 percent, all of it core deposit growth with most of it focused on non-interest bearing products, and also very steady loan growth over the past year.  Performance in the Orlando market, along with our de novo expansion into Palm Beach and Brevard counties, has been particularly helpful to our growth this last year and this trend continued into the first quarter.

We are also pleased this month to announce the completion of our acquisition of Big Lake Financial Corporation with around $300 million in assets.  This acquisition will bring our assets to approximately $2.5 billion, and brings our market valuation up to approximately $500 billion for the first time.  It also brings us exposure to new markets in Central Florida that are contiguous to our existing coastal markets.  We welcome Big Lake’s management team and associates, and we also welcome our new shareholders.  Joe Mullins and the Big Lake team have built a strong following in the Central Florida market over the past 20 plus years.  They are the largest community bank in the Big Lake region and in many markets they are the largest bank, period.  Their focus on building deep relationships with customers is perhaps best demonstrated in their very low cost of funds, with 30 percent of deposits in non-interest bearing accounts, a strategy very much in alignment with our own.  We expect this combination to be slightly accretive and we believe over time we will also see improvements in performance as we complete our integration activities.

I would like to invite you all to now pull up the slides we have posted on our website, www.seacoastbanking.net.  We have presented a number of slides that will better depict some of the recent growth trends impacting our business.  You will find them under “Presentations” at the bottom of the list under Investor Relations.  Bill is now going to review a few of the highlights for the quarter and, following his comments and a few closing comments from me, we would be happy to open the call up for a few questions.  Bill.

Bill Hahl:

Thank you Denny.  The first slide that I am going to speak to is actually the first slide in the presentation on total revenues, which have increased in the first quarter compared to last year by 26 percent.  The net interest income component increased 33 percent as a result of increased loans and other earning assets.  I want to remind everyone that our loan-to-deposit ratio has improved over the last two years from below 50 percent to over 70 percent in the first quarter.  We have accomplished this by increasing our capabilities to produce both commercial and commercial real estate loans.  In addition, the outstanding revenue growth and the 25 percent earning asset growth, as well as net interest margin improvement, demonstrate our success and our ongoing opportunities for further earnings improvement.

Total ending assets have increased 23 percent as a result of our prior de novo expansion into Palm Beach and Brevard counties and the April 2005 acquisition of Century National Bank in Orlando which added approximately $300 million in assets.  The net interest margin has improved over the past five consecutive quarters, increasing a total of 12 basis points in the first quarter as a result of the improving earning asset mix and the maintaining of the very favorable deposit mix emphasizing low-cost interest bearing core deposits and non-interest bearing DDA deposits.

Our acquisition of Big Lake Financial Corporation in April 2006 improves our non-interest bearing deposit mix to approximately 25 percent on a pro forma basis as of March 31, 2006.  The non-interest income component grew by 4½ percent compared to last year’s first quarter.  The slower growth over the last year is attributed to mortgage banking fees, which have declined due to more production being retained in the loan portfolio and lower aggregate volumes.  Residential loan balances have increased over 30 percent annualized since September 30, 2005.  Our target mix for residential loan portfolio is around 30 percent and it currently represents approximately 27 percent, so we expect revenues from mortgage banking to be at their current level for the rest of the year.

Another slide we posted shows our overhead ratio over the past nine quarters.  Since 2004, we have opened branches in Palm Beach County, expanded into Brevard County with a loan production office, and acquired Century National Bank.  The company’s added overhead initially increased our ratio into the mid-60’s, consistent with our expectations and past experience in other expansions.  In addition, the acquisition of Century in April of 2005, which had a ratio in the mid-40s, helped to lower this ratio as well.  If we achieve our strategies and our planned objectives for 2006, we plan to open two to three additional branches:  one in April, one in July and one at the end of the year which may actually leak into 2007.  As we successfully integrate Big Lake, we believe the overhead ratio will continue to move lower throughout the next couple of years.

Next I will refer to our slide for loan growth.  Loans have increased in the new and existing markets by 26 percent over the past 12 months for a total of $361 million.  That represents 37 percent if you include Century’s acquired loans.  The markets we operate in are some of the most desirable in the State of Florida and continue to grow, producing strong lending opportunities.  Commercial loans and commercial real estate loans originated by quarter are shown in this slide and totaled $117 million in the first quarter, still very strong results when you compare them to the other quarters posted there.  I think it is the third highest out of the last five.  We believe that the current production of commercial real estate construction lending will slow in the second half of 2006.  In addition, total outstanding balances will not grow as fast as they have over the last 12 months as current projects mature and are paid off.

We have several slides posted regarding deposit growth mix and deposit cost, and I will make some comments on those.  Total deposits were up 4½ percent annualized since year-end and only modestly from last year’s first quarter, primarily due to the 7½ percent annualized increase last year from the hurricane insurance proceeds that Denny mentioned earlier.  We believe some of that has run off over the past 12 months.   Slower growth during the first quarter resulted from seasonal outflows of public fund deposits and some escrow deposits related to completed construction projects.

The deposit mix remains very favorable, consisting of 89 percent low-cost interest-bearing core deposits and non-interest bearing demand deposits at March 31, which is slightly down from the 90 percent at year-end.  The value of our relationship banking strategy can be measured by this low-cost of deposits.  The company has a long history of the lowest quartile ranking compared to peers for cost of deposits.  We have a slide posted that shows that the cost of deposits over the last seven quarters has increased a remarkably low 73 basis points, while Fed funds rate has increased 350 [basis points].

This metric, along with increasing loans as a percent of earning assets and deposits, has allowed for an improving net interest margin during the last year and the first quarter, and mitigated the negative impacts of the flat yield curve.  However, interest rates for certificates of deposit have recently increased to levels where the spread over core deposit rates is meaningful.  More customers are moving some deposit funds into CDs and this is likely to continue over the remainder of 2006.

Next, we have a couple of slides that show how floating rate loans and assets have grown and now comprise 32 percent of earning assets.  We have benefited from the Fed raising rates 200 basis points over the last 12 months, thus increasing the yields on these assets.  With the Fed is nearing the end of its rate increases, we believe this source of margin improvement can be overcome by continued growth of the loan portfolio as a percent of earning assets and deposits.  Our objective is to increase the loan-to-deposit ratio into the 80th percentile by the first quarter of next year.  In summary, it was a good quarter and the prospects for continued earnings growth from our point of view appears very likely.  Denny?

Dennis Hudson:

Thank you Bill.  As Bill just said, the quarter just ended was a great one for us.  Our expansion into new markets has proven to be successful and, most importantly, the markets where we have operated for many, many years continue to perform extremely well.  We would also like to thank very much our dedicated officers and associate staff in all of our markets for the work they do everyday building the growth that you have seen this past quarter and over the past year.  Over the next year, I think we will have great opportunities in the Big Lake region as we continue to focus our resources on some of Florida’s top growth and best wealth markets and uniquely position ourselves to benefit from the coming years’ growth in baby boomers who are moving to Florida in record numbers.  This will conclude our prepared remarks and we would be very happy to take a few questions.

Operator:

Thank you.  We will now begin the question and answer session.  If you have a question, please press star and then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key.  If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers.  Once again, if there are any questions or comments, please press star and then one on your touchtone phone.  Thank you.  Our first question comes from Barry McCarver from Stephens, Inc.  Please go ahead.

Barry McCarver:

Hey, good morning guys.

Dennis Hudson:

Good morning Barry.

Barry McCarver:

Very good quarter.

Bill Hahl:

Thank you.

Barry McCarver:

First off, Denny, just looking back on first quarter deposits over the last couple years—it is a little hard to get to because of the de novo branching and of course acquisition—in terms of the run-off of public funds, can you give us a little more color as to kind of the size of that; what it was this quarter, and what is that like relative to past first quarters in terms of how that has affected growth?

Dennis Hudson:

You know generally speaking, there are so many moving parts behind that question.  It is really hard to give you a straight answer about it.  You throw into that mix the impact of hurricane deposits over the last 18 months, so it really is a hard question to answer.  Do you have any general comments Bill?

Bill Hahl:

Yes, Barry, from year-to-year, it does vary depending on when the tax collector gets their deposits into the bank and when they move them to various other accounts that aren’t with us, so you can get quite a differing result at each year-end.  It is on the range of anywhere around $20 million to $40 million that can swing around—so I can give you that as a general comment.

Barry McCarver:

Okay and then secondly, can you give us just a little bit more detail on the commercial real estate lending in your marketplace?  Are you seeing any weakness there in terms of demand, and what is the loan pipeline look like for the near future?

Bill Hahl:

Jean, do you want to respond to that, or Doug?

Doug Gilbert:

Well, the loan pipeline for the next few quarters is still very strong, and we are seeing what I would term as a flattening of the demand on the commercial side.  Our big challenge is, as many of the projects we have done over the last 18 to 24 months are reaching maturity, that we are going to start having a pay-down issue and must be able to replace these with new loans.  But I would say in general we are seeing a flattening of demand.  We haven’t seen a down-turn in demand yet on the commercial side, but there is some down-turn on the residential side, as I am sure the rest of the country is experiencing.  But the next few quarters are kind of built-in, given the very good pipeline we have to carry us through the next few quarters.

Dennis Hudson:

And I think our unfunded is also pretty big, and that is why we say that we expect a slowing of the rate of growth to begin to be evident more in the second half.  It is a combination of the unfunded [commitments], the flattening of demand that Doug talked about, as well as the payoffs that he spoke of, which is expected to begin to yield some slower growth in the second half, but which we think will be still very positive growth.

Barry McCarver:

Okay, thanks, guys.  That was very helpful.

Bill Hahl:

Thanks Barry.

Dennis Hudson:

Thanks.

Operator:

Thank you.  Our next question comes from John Pandtle from Raymond James.  Please go ahead.

John Pandtle:

Good morning.  I had a couple of different topics I was hoping we could discuss.  The first relates to balance sheet management.  Just wondering, as we move through the year, to what extent you are going to continue to redeploy maturing cash flow from the securities portfolio into loan growth, and how earning asset growth should compare to loan growth over the balance of the year?

Dennis Hudson:

About like it has been, but Bill go ahead.

Bill Hahl:

Yes, I was going to say the same thing that you did, but you could throw in that there was a negative, as we pointed out, with the public fund run-off and other seasonal deposits in the first quarter so the annualized growth rate was 4½ percent.  It may be slightly better than that for the rest of the year; however, there is, as Doug pointed out, construction loans that are maturing and paying down, and there are also escrow deposits related these loans–so I think anywhere from 4½ percent to 6 percent.

John Pandtle:

Okay, maybe I wasn’t clear.  What I was focused on is to what extent you are going to continue to not reinvest in securities and use the cash flow from the securities portfolio to fund loan growth, because that decline in securities is hampering the positive results you have seen on the loan growth.  I am just trying to think about the big discrepancy between loan growth and earning asset growth, and what the relationship you expect to see for the remainder of the year.

Bill Hahl:

Well, I guess I was trying to say that we are still going to see pretty good core deposit growth continue.  But to answer your question directly as far as the investment portfolio, it is our intention is to allow the investment portfolio to run down.  It is fairly high in terms of total earning assets in comparison to peers, with a loan-to-deposit ratio of only at 74 percent.  So our intention would be that if we only have say 4 or 5 percent deposit growth, but we expect 15 to 20 percent loan growth, that the excess funding is going to come from the investment portfolio as well as Fed funds.

Dennis Hudson:

To kind of zero in on your question directly, the answer to that depends on what kind of spreads one can build-in by continuing to grow the investment portfolio, and that is a function of how it is going to get funded. We certainly would not be interested in boosting earning asset growth with negative spread or anything less than marginally better spread. The factors that would drive that decision would be more related to overall interest rate exposure management and that sort of thing.

John Pandtle:

Okay, how much cash flow are you getting either per month or per quarter from the securities portfolio?

Bill Hahl:

It varies on a monthly basis from $10 million to $15 million.

John Pandtle:

And then as a separate question, would you mind reviewing any cost-saving assumptions you have for Big Lake and the timing of those savings—how you expect them to be folded in going forward?

Dennis Hudson:

We haven’t disclosed any information about that other than to say that the deal was 100 percent stock, we anticipate that it will be slightly accretive out of the box, and we intend to very carefully look at those kinds of issues over a period of time.  I think it is important to recognize that these are markets where the bank has a tremendous reputation, and we want to be extremely careful about how we layer in those kinds of decisions.  The over-riding goal is to make sure that the customers continue to see the same friendly faces they have for many years. We will continue to work very carefully with the management group in the Big Lake region to ensure that we make those decisions over time in a way that makes sense, but does not jeopardize our ability to continue to grow the business in that market.  So that is why we have not published anymore aggressive statements about the cost savings.  I think there is great potential for that over time, but I think it is very important that we do that in a careful and thoughtful way and not destroy the business that we just bought.

John Pandtle:

Okay, very good, thank you.

Operator:

Thank you.  Our next question comes from Christopher Marinac from FIG Partners.  Please go ahead.

Christopher Marinac:

Thanks, good morning everyone.

Bill Hahl:

Good morning Chris.

Christopher Marinac:

I wanted to take on Doug’s comment of a couple minutes ago about the pay-downs that are happening.  Is this just normal course of business seasonality, or is this really a change that you have noticed in the last few quarters?

Doug Gilbert:

What we will be seeing is just the natural and it is a good thing because we have made good loans that we will be paid-out on, since the projects are maturing.  If you look at our volumes over the last eight to ten quarters, you will notice what wrap-up we have had in those volumes. The other side of that is that if they are good loans, the borrowers finish the project and they pay-out.  That is what we will be seeing some of; and again, it is our challenge to continue to grow the volume and cover the paying out of those finished projects.

Dennis Hudson:

Chris, if you go back and look at quarterly trends, as Doug just said, over eight to ten quarters, you will see fairly aggressive growth in construction lending and the like.  That trend began to get pretty significant about eighteen months ago, or even two years ago is when that trend began to become evident, and it is reflective of what is going on in these markets.  It continues, as Doug said, to be strong.  There is a flattening now that is occurring on the demand side for all the reasons we understand, but we are now at the point in the process where those things start to mature. That is all we were really trying to say.  The key will be how well we can continue to execute volume growth to replace that volume as we go through time.  Again, that is why we say, “loan growth rates will moderate into the teens in the second half of the year.”  So it is still great growth, and we think it is going to continue to help us build the margin improvement that we have been talking about.  We feel comfortable with the direction we are headed, but we are just not going to sustain 27 percent annualized growth in loans.  It just isn’t going to happen, and that is all we are trying to communicate.  One of the reasons we feel confident about saying that is because of what Doug just said—these are good successful projects that are reaching maturity.

Christopher Marinac:

Right, that is helpful Denny.  I appreciate it.  The follow-up questions have to do with deposits.  Given the core deposit growth, particularly when you X out the acquisitions of last year from the slide that is in the presentation, do you have a higher goal for deposit growth over the next year as compared to where you come from?

Bill Hahl:

Yes, I think that what is muted there, Chris. Looking at that, as I mentioned, there was 7½ percent annualized growth in the first quarter last year in core deposits—and that was a huge growth.  We knew that some of it came from our very successful commercial lending efforts and adding commercial customers, etc. in the new markets; but we also knew that some of it was the hurricane proceeds.  So we think that going forward, as I mentioned, we can maintain the first quarter annualized growth rate on deposits of 4½ percent.  We haven’t really factored in totally the Big Lake area and what growth rates they are experiencing, but they have been very good over the last couple of years.  Also, there are some hurricane proceeds in there as well.  So we are thinking it is going to be approximately 4½ to 6 percent deposit growth.

Christopher Marinac:

Okay, wonderful; thank you guys.

Operator:

Thank you.  Our next question comes from James Record of Sterne Agee.  Please go ahead.

James Record:

Good morning.

Several:

Good morning.

James Record:

Can I ask you to speak to….you cite your Orlando loan and deposit growth in your press release, and it seems like your loan growth in Orlando—while I think pretty good—lags your overall growth, and it seems like the loan-to-deposit ratio in Orlando has actually decreased from that release.  Is there something I am missing there?  Are there other factors at play?  Can you touch on that?

Dennis Hudson:

Well, I think there is great potential to improve our growth rate and loan volumes in Orlando.  That is something that the team there is very focused on at the moment and has been for the last several months, and they have actually made some progress.  If you go back and look at their stand-alone growth prior to the acquisition, it has actually improved.  The problem—if you can call it a problem, which it is not—is that they are very good at growing new relationships in the market.  Frankly, they have just continued to do a great job there and outperformed in many ways on the deposit side what they have achieved on the loan side.  But it is turning around, it is getting better, and we have a high degree of confidence it will continue to get better.  In the meantime, they are producing a lot of net revenue growth for the company and have maintained good control of overhead, so we are extremely pleased with the progress.  They just need to keep doing the great job that they are doing.  In the meantime, over a longer term basis, you are absolutely right: there is great potential for further improvement over time as we continue to focus on improving the loan numbers.

James Record:

Is there any aspect of their portfolio that you are running off?

Dennis Hudson:

No, absolutely not.  Jean, do you have any other comments about that?

Jean Strickland:

The only thing I would say is that because they are still a separate subsidiary, we do bring some additional capacity to that market.  It doesn’t show in their separate numbers, but…

Dennis Hudson:

Yes, that is a good point.

Jean Strickland:

…we get the override, so we benefit at the First National level from some of what they are doing.  It doesn’t get reflected in their numbers.

Dennis Hudson:

Right.

Bill Hahl:

And they did add one new commercial lender in the first quarter.

Jean Strickland:

Right.

Dennis Hudson:

Yes, we have added a new lender and they are definitely moving in the right direction.

Jean Strickland:

The focus is to take advantage of that market and to increase the lending presence there.  We are looking forward to more results there, and it will show differently going forward in our internal numbers as we integrate the bank later this year.

James Record:

Okay, thank you.

Operator:

Thank you.  Our next question comes from Cory Shipman from the Stanford Group.  Please go ahead.

Cory Shipman:

Good morning.

Several:

Good morning Cory.

Cory Shipman:

I have a somewhat big picture question if you could speak to it.  With new entrance into your legacy Treasure Coast area, and also some aggressive branch building out there by others, can you speak to a level of competition, especially if it has changed over the past six to twelve months—not necessarily just loan-to-deposit competition but also for banking talent?  How tough is it for you to get new bankers and hold onto what you have?

Jean Strickland:

We identified people as our number one strategic issue quite a while ago, and we have been addressing all issues around people—compensation, recruiting, and how we approach all things around people—because the market has always been competitive, but it is increasingly so, and we expect it to even get more intense going forward.  But we have been, we think, very successful, and we also think that our philosophy on how we do business helps us.  It is very attractive to the entrepreneurial spirit in attracting the kind of people we need in the organization to help us be successful in the future.

Dennis Hudson:

So I guess it has always been a challenge, and continues to be a number one challenge for us, but we have a pretty good record of meeting that challenge.

Jean Strickland:

We are very decentralized in our approach to how we do business.

Cory Shipman:

Okay, thanks.

Operator:

Thank you.  Our next question comes from Al Savastano from Janney Montgomery.  Please go ahead.

Al Savastano:

Good morning guys.  How are you?

Several:

Good morning.

Al Savastano:

Just a couple of random questions.  Could you remind us how many shares you issued for Big Lake?

Dennis Hudson:

Let’s see, I think it was about a million nine; is that right?

Doug Gilbert:

I believe it was a million seven seventy-five.

Dennis Hudson:

Oh, that is right, one million seven seventy-five.

Al Savastano:

Great, and then can you give us a little more color on expenses as far as the timing of what you are thinking for the cost savings, and if you can’t answer that, just normal kind of expense growth for the bank, excluding Big Lake.

Dennis Hudson:

Well, I think Bill spoke to that a little earlier when he said… well, what did you say Bill?

Bill Hahl:

Yes.  Al, we do have some moving parts in terms of a couple of add-on branches that are going to impact this year at some point.  Actually, some of the impacts were experienced in the first quarter.  I think as far as what we were trying to communicate is that we believe that the overall overhead ratio is going to move lower—and I know that adds in the complication of the revenue growth.  We do think it is going to move lower, but over a longer term rather than this year.  We will probably see it flattening or down slightly this year, but we think that it will be more evident as far as it coming down into the low 60’s, maybe below 60 or high 50’s in a year or two.

Al Savastano:

Does that mean the timing for any savings from Big Lake are kind of pushed out?

Bill Hahl:

Yes, I think that is what Denny was trying to indicate earlier, is that as soon as we know—we don’t want to do anything that is going to destroy the valuable customers and so forth that we have acquired—we are going to move in the direction of cost savings once we have established that we are not going to do anything that hurts that.

Doug Gilbert:

I think we need to keep in mind the fact that the deal was accretive without any cost savings.  It doesn’t mean that we are not going to be pushing and looking at ways to logically and rationally do that, but the Big Lake price was accretive without any cost savings.

Bill Hahl:

Good point.

Doug Gilbert:

I think that is important to remember.

Al Savastano:

Great.  The last topic is:  can you just review each of your markets as far as number of lenders and if you are where you want to be, or what changes you had in the number of lenders per market?

Dennis Hudson:

Well, we are probably not going to walk through each market with you but maybe some general comments from Doug or Jean.

Jean Strickland:

We have four commercial lenders in Palm Beach County.  We are primarily focused there on the north end, and we are not done with our expansion in that market.  We continue to move a little bit further south and so we expect over time to be adding some staff there.  On the Treasure Coast, we have six commercial lenders working in this market. In Brevard County, we currently only have the LPO, the loan production office, with two commercial lenders there.  In the Big Lake market, we have the market president and two other commercial lenders.  At Century National, there is Mike Sheffey, the president, and we have four senior individuals and a few more junior individuals there working in that market.

Dennis Hudson:

The overall sort of comment would probably be that we are generally where we want to be, although we have some challenges in certain markets maybe to add some staff.

Jean Strickland:

We are in pretty good shape overall.

Al Savastano:

Thank you.

Operator:

Thank you.  Once again, if you have any questions or comments, please press star and then one on your touchtone phone.  We have no further questions at this time.

Dennis Hudson:

Thank you very much for your attendance and we look forward to speaking with you all next quarter.

Operator:

Thank you.  Ladies and gentlemen, this concludes today’s conference.  Thank you for participating and you may all disconnect.